UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported) October 4, 2005



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



             STATE OF DELAWARE                  1-143           38-0572515
             -----------------                  -----           ----------
         (State or other jurisdiction of     (Commission     (I.R.S. Employer
         Incorporation or Organization)      File Number)   Identification No.)

      300 Renaissance Center, Detroit, Michigan                  48265-3000
      -----------------------------------------                  ----------
      (Address of Principal Executive Offices)                   (Zip Code)




        Registrant's telephone number, including area code (313) 556-5000
                                                           --------------








================================================================================
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
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                                TABLE OF CONTENTS

ITEMS 4.02(a) and 8.01 Non-Reliance on Previously Issued Financial Statements;
                    Other Events

SIGNATURES

INDEX TO EXHIBIT

EXHIBIT 99          Press Release

ITEMS 4.02(a) and 8.01 Non-Reliance on Previously Issued Financial Statements; Other Events


      In the second quarter of this year, discussions ensued between Toyota Motor Corporation ("Toyota"), Fuji Heavy Industries Ltd. ("FHI") and General Motors Corporation ("GM"), regarding the sale of GM's interest in FHI to those parties. Those discussions have resulted in action by the boards of directors of all three companies, concluding during the week of October 2, 2005, which authorized two transactions, announced today, wherein GM will sell all the FHI shares it holds. Toyota will immediately purchase from GM 68 million shares of FHI, or approximately 8.7 percent of the outstanding FHI shares, for JPY 520 (US$4.60) per share, or about US$315 million in cash. FHI will soon thereafter extend a share repurchase program to all its shareholders in which GM will tender its remaining 89 million shares, or approximately 11.4 percent of the FHI shares outstanding. If and to the extent any of the FHI shares held by GM are not taken up by FHI through that repurchase program, GM will subsequently sell those shares in the open market.

      On October 4, 2005, GM concluded that GM's interim consolidated financial statements for the period ended June 30, 2005, included in its Quarterly Report on Form 10-Q for that period, and the related financial information for that period filed on two Form 8-Ks dated July 20, 2005, should no longer be relied upon because GM is making an adjustment to the carrying value of its investment in the common stock of FHI owned by GM that was reflected in those reports.

      As of June 30, 2005, GM owned approximately 20% of the common stock of FHI, which common stock had a book value of approximately $1.5 billion. GM uses the equity method of accounting for this investment. At the time of GM's initial investment in FHI and during most of the holding period since then, the book value of the FHI shares GM acquired has been in excess of the fair value of the underlying shares of common stock of FHI, as determined by trades on the Tokyo Stock Exchange. However, the carrying amount had been considered recoverable based on periodic estimates of fair value that comprehended FHI's future business plans, financial prospects and synergies that GM expected to realize as a result of, among other things, joint vehicle programs with FHI.

      In May 2005, management of FHI formulated a business plan that indicated the company's expectation of a decline in revenues and substantial reductions in future profits and cash flows in the near term from those levels comprehended in its previous business plan. In addition, GM's expectations regarding synergies through its joint vehicle programs with FHI were being realized below the level that had been expected. GM has now determined that, as of the end of the second quarter, the value of its investment in the common stock of FHI was impaired on an other than temporary basis. The write-down due to this impairment is currently estimated to be between approximately $700 million and $800 million. GM intends to file an amended Form 10-Q for the quarter ended June 30, 2005, as soon as practicable, in order to reflect the adjustments that will be associated with this impairment.

      The adjustments in the carrying value of the common stock of FHI will not change the amounts shown on the consolidated statements of cash flows from operating activities or the net decrease in cash and cash equivalents in the above referenced financial statements.

      Due to the write-down in the carrying value of those shares in the second quarter, the transactions with Toyota and FHI may result in GM recording a gain on sale in the fourth quarter. The amount of any such gain is not determinable at this time.

      The audit committee of the board of directors of GM has discussed this matter with its independent registered public accounting firm, Deloitte & Touche LLP.

(See press release regarding GM sale of FHI shares filed as an exhibit hereto)



                                     # # # #




Exhibit                       Description                   Method of Filing
-------                       -----------                   ----------------
99                            Press Release                 Attached as Exhibit


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                          (Registrant)

Date:  October 5, 2005               By:  /s/PETER R. BIBLE
                                     ---  -----------------
                                          (Peter R. Bible,
                                           Chief Accounting Officer)